August 2, 2006

Mr. Bill Munger

Dear Bill:

On behalf of Microfield Group, Inc.. I am pleased to offer you the position of Vice President of Human Resources for Microfield and its subsidiaries.  As discussed, this is a full-time salaried (exempt) position.  The annual salary for this position is a base of $125,000.  You will be awarded 50,000 options in Microfield.  You will also be included in the top tier bonus structure.

Although your salary is stated in annual terms, this in no way suggests that employment is being offered for a full year or for any particular period of time.

This position reports directly to Rod Boucher, CEO of Microfield, with a dotted line relationship to Mark Walter, President of Microfield and Christenson, and Gene Ameduri, President of EnergyConnect.

The duties of the position will be those typical of a Vice President of Human Resources, and other responsibilities as may be assigned from time to time.

Benefits include:
0	Medical, dental, prescription and vision insurance subject to the terms of the Harrison Electrical Workers Trust.
0	Long-term disability insurance subject to the terms of the Reliance Standard Insurance Company.
0	Life Insurance in the amount of $100,000, with a voluntary option to purchase additional coverage, subject to the terms of Kansas City Life.
0	Life Insurance in the amount of $10,000, subject to the terms of the Standard Insurance Company.
0	Immediate access to our 401(k) Plan subject to the terms of the Profit Sharing Plan.
0	Time Loss Benefits of up to 52 weeks in the event of a non-occupational illness or injury, subject to the terms of the Harrison Electrical Workers Trust.
0	Three weeks Paid Time Off.

You have asked about receiving an additional two weeks off next summer (2007)  to meet some family scheduling needs.  The company is willing to allow the additional time off, but the executive committee will need to discuss whether this will be paid time off.

Please know that this offer of employment does not constitute an employment contract.  Your employment will be at will, which means that either party can end the employment relationship with or without cause.

The start date for the position is September 18, 2006, to accommodate your 2006 vacation schedule.   If you wish to accept the offer, please sign in the place provided below and return it to me no later than August 7, 2006.

If you need additional information in order to make your decision in regard to this offer, we encourage you to talk with Rod Boucher, Mark Walter or Randy Reed.

Once you have accepted the offer, we will make arrangements for you to report to our HR Department for onboarding.  This will include a background check and requisite drug testing.  Your offer is contingent upon these tests.

If you have questions in regard to the offer, please do not hesitate to call.  We very much look forward to adding your skills to our organization.

MICROFIELD GROUP, INC.

/s/ Jonnie Martin
Jonnie Martin, Interim HR Director

I agree to the terms of employment set forth above and agree to begin work on September18, 2006.

/s/ William Munger	7/7/06
William (Bill) Munger	Date